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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-121853) pertaining to the Equity Incentive Plan of GMH Communities Trust of our reports dated July 27, 2006, with respect to the consolidated financial statements and schedule of GMH Communities Trust and the combined financial statements of The GMH Predecessor Entities, GMH Communities Trust management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of GMH Communities Trust, included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
July 27, 2006

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm